Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ETERNAL IMAGE, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF FEBRUARY, A.D. 2009, AT 5:57 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2236242 8100

090136898

AUTHENTICATION: 7135144

DATE: 02-13-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:15 PM 02/12/2009
FILED 05:57 PM 02/12/2009
SRV 090136898 - 2236242 FILE

CERTIFICATE OF DESIGNATION

OF

VOTING NON-CONVERTIBLE PREFERRED STOCK

OF

ETERNAL IMAGE, INC.

Eternal Image, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation at a meeting duly called and held on February 12, 2009:

RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board") in accordance with the provisions of the Certificate of Incorporation and By-Laws, both as amended, the Board hereby states the Preferred Stock's designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Voting Non-Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Voting Non-Convertible Preferred Stock" (the "Voting Non-Convertible Preferred Stock") and the number of shares constituting the Voting Non-Convertible Preferred Stock shall be fifty million (50,000,000). Such number of shares may be increased or decreased by resolution of the Board prior to issuance; provided, that no decrease shall reduce the number of shares of Voting Non-Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Voting Non-Convertible Preferred Stock.

Section 2. Dividends and Distributions.
In connection with dividends and distributions, the holders of shares of Voting Non-Convertible Preferred Stock shall have rights and preferences equal to those of the holders of Common Stock, par value $.001 per share (the "Common Stock") on the basis of one share of Preferred Stock equals 10 shares of Common Stock.

Section 3. Voting Non-Convertible Rights. The holders of shares of Voting Non-Convertible Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Voting Non-Convertible Preferred Stock shall entitle the holder thereof to 10 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to

which holders of shares of Voting Non-Convertible Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Voting Non-Convertible Preferred Stock payable in shares of Voting Non-Convertible Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Voting Non-Convertible Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Non-Convertible Preferred Stock) into a greater or lesser number of shares of Voting Non-Convertible Preferred Stock, then in each such case the number of votes per share to which holders of shares of Voting Non-Convertible Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Voting Non-Convertible Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Voting Non-Convertible Preferred Stock outstanding immediately after such event.

(B) Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Voting Non-Convertible Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Voting Non-Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Reacquired Shares. Any shares of Voting Non-Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock or Common Stock as the Board of Directors may determine. If reclassified as Preferred Stock, the shares may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Voting Non-Convertible Preferred Stock shall be entitled to receive an aggregate distribution amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10 times the aggregate amount to be distributed per share to holders of shares of Common Stock..

(B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

(C) In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Voting Non-Convertible Preferred Stock were entitled immediately prior to such event under the proviso in paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Voting Non-Convertible

Preferred Stock payable in shares of Voting Non-Convertible Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Voting Non-Convertible Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Non-Convertible Preferred Stock) into a greater or lesser number of shares of Preferred Stock, then in each such case the aggregate amount to which holders of shares of Voting Non-Convertible Preferred Stock were entitled immediately prior to such event under the proviso of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Voting Non-Convertible Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Voting Non-Convertible Preferred Stock outstanding immediately after such event.

Section 7. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Voting Non-Convertible Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Voting Non-Convertible Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Voting Non-Convertible Preferred Stock payable in shares of Voting Non-Convertible Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Voting Non-Convertible Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Voting Non-Convertible Preferred Stock) into a greater or lesser number of shares of Voting Non-Convertible Preferred Stock, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the exchange or change of shares of Voting Non-Convertible Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Voting Non-Convertible Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Voting Non-Convertible Preferred Stock outstanding immediately after such event.

Section 8. No Redemption. The shares of Voting Non-Convertible Preferred Stock shall not be redeemable.

Section 9. Rank. The Voting Non-Convertible Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equal to the Common stock and junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Voting Non-Convertible Preferred Stock, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At such time as any shares of Voting Non-Convertible Preferred Stock are outstanding, the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Voting Non-Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Voting Non-Convertible Preferred Stock, voting together as a single class.

Section 11. Fractional Shares. Voting Non-Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Voting Non-Convertible Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer this 12th day of February, 2009.

ETERNAL IMAGE, INC.

By: /s/ Clint Mytych
Name: Clint Mytych
Title: President and Chief Executive Officer